Exhibit 10.1

AMENDED AND RESTATED
ANTHONY J. SZUSZCZEWICZ
COMPANY EMPLOYMENT AGREEMENT

THIS AGREEMENT originally entered into on the 11th day of January, 2007 (the “Agreement”)  (the “Effective Date”), by and between POLONIA BANCORP, a federally chartered corporation (the “Company”), and ANTHONY J. SZUSZCZEWICZ (the “Executive”) is amended and restated in its entirety as of December 16, 2008.

WHEREAS, Executive continues to serve in a position of substantial responsibility; and

WHEREAS, the Company wishes to continue to assure Executive’s services for the term of this Agreement; and

WHEREAS, Executive is willing to continue to serve in the employ of the Company during the term of this Agreement; and

WHEREAS, the parties to this Agreement desire to amend and restate the Agreement in order to bring in into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and upon the other terms and conditions provided for in this Agreement, the parties hereby agree as follows:

1.           Employment.  The Company will employ Executive as Chairman, President and Chief Executive Officer.  Executive will perform all duties and shall have all powers commonly incident to the offices of Chairman, President and Chief Executive Officer or which, consistent with those offices, the Board of Directors of the Company (the “Board”) delegates to Executive.  During the term of this Agreement, Executive also agrees to serve, if elected, as an officer and/or director of any subsidiary or affiliate of the Company and to carry out the duties and responsibilities reasonably appropriate to those offices.

2.           Location and Facilities.  The Company will furnish Executive with the working facilities and staff customary for executive officers with the titles and duties set forth in Section 1 and as are necessary for him to perform his duties.  The location of such facilities and staff shall be at the principal administrative offices of the Company and the Bank, or at such other site or sites customary for such offices.

3.           Term.

(a)
The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on Effective Date and ending on January 11, 2010, plus (ii) any and all extensions of the initial term made pursuant to Section 3 of this Agreement.

(b)
Commencing prior to the first anniversary of the Effective Date and continuing on each anniversary of the Effective Date thereafter, the disinterested members of the Board may extend the Agreement term for an additional year, so that the remaining term of the Agreement again becomes thirty-six (36) months, unless Executive elects not to extend the term of this Agreement by giving written notice in accordance with Section 19 of this Agreement.  The Board will review the Agreement term and Executive’s performance annually for purposes of determining whether to extend the Agreement and will include the rationale and results of its review in the minutes of the meeting.  The Board will notify Executive as soon as possible after its annual review whether the Board has determined to extend the Agreement.

4.           Base Compensation.

(a)	The Company agrees to pay Executive during the term of this Agreement a base salary at the rate of $277,500 per year, payable in accordance with customary payroll practices.

(b)	Each year, the Board will review the level of Executive’s base salary, based upon factors they deem relevant, in order to determine whether to maintain or increase his base salary.

5.           Bonuses.  Executive will participate in discretionary bonuses or other incentive compensation programs that the Company may award from time to time to senior management employees.

6.           Benefit Plans.  Executive will participate in life insurance, medical, dental, pension, profit sharing, retirement and stock-based compensation plans and other programs and arrangements that the Company may sponsor or maintain.

7.           Vacations and Leave.

(a)	Executive may take vacations and other leave in accordance with policy for senior executives, or otherwise as approved by the Board.

(b)
In addition to paid vacations and other leave, the Board may grant Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board, in its discretion, may determine.

8.           Expense Payments and Reimbursements.  The Company will reimburse Executive for all reasonable out-of-pocket business expenses incurred in connection with his services under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Company.

9.           Automobile Allowance.   During the term of this Agreement, the Company will provide Executive with the use of an automobile, including insurance, maintenance and work-related fuel expenses, or, in the alternative and the sole discretion of the Company, the Company will provide Executive with an automobile allowance which would approximate the expense of a Company-provided automobile and related insurance, maintenance and fuel costs.  Executive will comply with reasonable reporting and expense limitations on the use of such automobile as the Company may establish from time to time, and the Company shall annually include on Executive’s Form W-2 any income attributable to Executive’s personal use of the automobile.

10.           Loyalty and Confidentiality.

(a)
During the term of this Agreement, Executive will devote all his business time, attention, skill, and efforts to the faithful performance of his duties under this Agreement; provided, however, that from time to time, Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations that will not present any conflict of interest with the Company or any of its subsidiaries or affiliates, unfavorably affect the performance of Executive’s duties pursuant to this Agreement, or violate any applicable statute or regulation.  Executive will not engage in any business or activity contrary to the business affairs or interests of the Company or any of its subsidiaries or affiliates.

(b)
Nothing contained in this Agreement will prevent or limit Executive’s right to invest in the capital stock or other securities or interests of any business dissimilar from that of the Company, or, solely as a passive, minority investor, in any business.

(c)
Executive agrees to maintain the confidentiality of any and all information concerning the operation or financial status of the Company and its affiliates; the names or addresses of any borrowers, depositors and other customers; any information concerning or obtained from such customers; and any other information concerning the Company or its affiliates to which he may be exposed during the course of his employment.  Executive further agrees that, unless required by law or specifically permitted by the Board in writing, he will not disclose to any person or entity, either during or subsequent to his employment, any of the above-mentioned information which is not generally known to the public, nor will he use the information in any way other than for the benefit of the Company.

11.           Termination and Termination Pay.  Subject to Section 12 of this Agreement, Executive’s employment under this Agreement may be terminated in the following circumstances:

(a)
Death.  Executive’s employment under this Agreement will terminate upon his death during the term of this Agreement, in which event Executive’s estate will receive the compensation due to Executive through the last day of the calendar month in which his death occurred.

(b)	Retirement. This Agreement will terminate upon Executive’s retirement under the retirement benefit plan or plans in which he participates pursuant to Section 6 of this Agreement or otherwise.

(c)           Disability.

(i)
The Board or Executive may terminate Executive’s employment after having determined Executive has a Disability.  For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs Executive’s ability to substantially perform his duties under this Agreement and results in Executive becoming eligible for long-term disability benefits under any long-term disability plans of the Company (or, if no such plans exists, that impairs Executive’s ability to substantially perform his duties under this Agreement for a period of one hundred eighty (180) consecutive days).  The Board will determine whether or not Executive is and continues to be permanently disabled for purposes of this Agreement in good faith, based upon competent medical advice and other factors that the Board reasonably believes to be relevant.  As a condition to any benefits, the Board may require Executive to submit to physical or mental evaluations and tests as the Board or its medical experts deem reasonably appropriate.

(ii)
In the event of his Disability, Executive will no longer be obligated to perform services under this Agreement.  The Company will pay Executive, as Disability pay, an amount equal to seventy-five percent (75%) of Executive’s rate of base salary in effect as of the date of his termination of employment due to Disability. The Company will make Disability payments on a monthly basis commencing on the first day of the month following the effective date of Executive’s termination of employment due to Disability and ending on the earlier of: (A) the date he returns to full-time employment in the same capacity as he was employed prior to his termination for Disability; (B) his death; (C) his attainment of age 65; or (D) the date this Agreement would have expired had Executive’s employment not terminated by reason of Disability.  The Company will reduce Disability payments by the amount of any short- or long-term disability benefits payable to Executive under any other disability programs sponsored by the Company.  In addition, during any period of Executive’s Disability, the Company will continue to provide Executive and his dependents, to the greatest extent possible, with continued coverage under all benefit plans (including, without limitation, retirement plans and medical, dental and life insurance plans) in which Executive and/or his dependents participated prior to Executive’s Disability on the same terms as if he remained actively employed by the Company.

(d)           Termination for Cause.

(i)
The Board may, by written notice to Executive in the form and manner specified in this paragraph, immediately terminate his employment at any time for “Cause.”  Executive shall have no right to receive compensation or other benefits for any period after termination for Cause.  Termination for Cause shall include termination because of Executive’s:

(1)	Personal dishonesty;

(2)	Incompetence;

(3)	Willful misconduct;

(4)	Breach of fiduciary duty involving personal profit;

(5)	Intentional failure to perform stated duties;

(6)	Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order; or

(7)	Material breach by Executive of any provision of this Agreement.

(ii)
Notwithstanding the foregoing, Executive’s termination for Cause will not become effective unless the Company has delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose of finding (after reasonable notice to Executive as an opportunity for Executive to be heard before the Board with counsel), that Executive was guilty of the conduct described above and specifying the particulars of his conduct.

(e)
Voluntary Termination by Executive.  In addition to his other rights to terminate under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Board.  Upon Executive’s voluntary termination, he will receive only his compensation and vested rights and benefits up to the date of his termination.  Following his voluntary termination of employment under this Section 11(e), Executive will be subject to the restrictions set forth in Sections 11(g)(i) and 11(g)(ii) of this Agreement for a period of one (1) year from his termination date.

(f)	Without Cause or With Good Reason.

(i)
In addition to termination pursuant to Sections 11(a) through 11(e), the Board may, by written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination “Without  Cause”) and Executive may, by written notice to the Board, terminate his employment under this Agreement for “Good Reason,” as defined below (a termination “With Good Reason”).

(ii)
Subject to Section 12 of this Agreement, in the event of termination under this Section 11(f), Executive will receive his base salary and the value of employer contributions to benefit plans in which the Executive participated upon termination for the remaining term of the Agreement, paid in one lump sum within ten (10) calendar days of his termination.  Executive will also continue to participate in any benefit plans of the Company that provide medical, dental and life insurance coverage for the remaining term of the Agreement, under terms and conditions no less favorable than the most favorable terms and conditions provided to senior executives of the Company during the same period.  If the Company cannot provide such coverage because Executive is no longer an employee, the Company will provide Executive with comparable coverage on an individual policy basis or the cash equivalent.

(iii)	For purposes of this Agreement “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent:

(1)	The assignment to Executive of duties that constitute a material diminution of Executive’s authority, duties, or responsibilities (including reporting requirements);

(2)	A material diminution in Executive’s base salary;

(3)	Relocation of Executive to a location outside a radius of twenty-five (25) miles from the Company’s corporate office; or

(4)	Any other action or inaction by the Bank or the Company that constitutes a material breach of this Agreement;

provided, that within ninety (90) days after the initial existence of such event, the Bank shall be given notice and an opportunity, not less than thirty (30) days, to effectuate a cure for such asserted “Good Reason” by Executive.  Executive’s resignation hereunder for Good Reason shall not occur later than one hundred fifty (150) days following the initial date on which the event Executive claims constitutes Good Reason occurred.

(g)
Continuing Covenant Not to Compete or Interfere with Relationships.  Regardless of anything herein to the contrary, following a termination by the Company or Executive pursuant to Section 11(e) or 11(f):

(i)	Executive’s obligations under Section 10(c) of this Agreement will continue in effect; and

(ii)
During the period ending on the first anniversary of such termination, Executive will not serve as an officer, director or employee of any bank holding company, bank, savings association, savings and loan holding company, mortgage company or other financial institution that offers products or services competing with those offered by the Company or its subsidiaries or affiliates from any office within thirty-five (35) miles from the main office of the Company or any branch of the Bank and, further, Executive will not interfere with the relationship of the Company, its subsidiaries or affiliates and any of their employees, agents, or representatives.

(h)
To the extent Executive is a member of the Board on the date of termination of employment, Executive will resign from the Board immediately following such termination of employment. Executive will be obligated to tender this resignation regardless of the method or manner of termination, and such resignation will not be conditioned upon any event or payment.

12.           Termination in Connection with a Change in Control.

(a)	For purposes of this Agreement, a “Change in Control” means any of the following events:

(i)
Merger: The Company merges into or consolidates with another entity, or mergesanother corporation into the Company, and as a result, less than a majority of thecombined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;

(ii)
Acquisition of Significant Share Ownership:  There is filed, or is required to be filed,a report on Schedule 13D or another form or schedule (other than Schedule 13G)required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (ii) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(iii)
Change in Board Composition:  During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the members) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(iv)	Sale of Assets: The Company sells to a third party all or substantially all of its assets.

(b)
Termination.  If within the period ending one year after a Change in Control, (i) the Company terminates Executive’s employment Without Cause, or (ii) Executive voluntarily terminates his employment With Good Reason, the Company will, within ten calendar days of the termination of Executive’s employment, make a lump-sum cash payment to him equal to three times Executive’s average “Annual Compensation” over the five (5) most recently completed calendar years, ending with the year immediately preceding the effective date of the Change in Control.  “Annual Compensation” will include base salary and any other taxable income, including, but not limited to, amounts related to the granting, vesting or exercise of restricted stock or stock option awards, commissions, bonuses, retirement benefits, director or committee fees and fringe benefits paid or accrued for Executive’s benefit.  Annual compensation will also include profit sharing, employee stock ownership plan and other retirement contributions or benefits, including to any tax-qualified plan or arrangement (whether or not taxable) made or accrued on behalf of Executive for such year.  The cash payment made under this Section 12(b) shall be made in lieu of any payment also required under Section 11(f) of this Agreement because of Executive’s termination of employment, however, Executive’s rights under Section 11(f) are not otherwise affected by this Section 12. Following termination of employment, executive will also continue to participate in any benefit plans that provide medical, dental and life insurance coverage upon terms no less favorable than the most favorable terms provided to senior executives.  The medical, dental and life insurance coverage provided under this Section 12(b) shall cease upon the earlier of:  (i) the Executive’s death; (ii) Executive’s employment by another employer other than one of which he is the majority owner; or (iii) thirty-six (36) months after his termination of employment.

(c)
The provisions of Section 12 and Sections 14 through 27, including the defined terms used in such sections, shall continue in effect until the later of the expiration of this Agreement or one year following a Change in Control.

(d)
Notwithstanding anything in this Section 12 to the contrary, a “Change in Control” for purposes of this Agreement shall not include any corporate restructuring transaction by the Company, including, but not limited to, a mutual to stock conversion, provided that the Board of Directors of the Company immediately preceding such transaction constitutes at least a majority of the Board of Directors of the Company after such transaction.

13.           Indemnification and Liability Insurance.

(a)
Indemnification.  The Company agrees to indemnify Executive (and his heirs, executors, and administrators), and to advance expenses related to this indemnification, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities that Executive reasonably incurs in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his service as a director or Executive of the Company or any of its affiliates (whether or not he continues to be a director or Executive at the time of incurring any such expenses or liabilities).  Covered expenses and liabilities include, but are not limited to, judgments, court costs, and attorneys’ fees and the costs of reasonable settlements, subject to Board approval, if the action is brought against Executive in his capacity as an Executive or director of the Company or any of its affiliates. Indemnification for expenses will not extend to matters related to Executive’s termination for Cause.  Notwithstanding anything in this Section 13(a) to the contrary, the Company will not be required to provide indemnification prohibited by applicable law or regulation.  The obligations of this Section 13 shall survive the term of this Agreement by a period of six (6) years.

(b)
Insurance.  During the period for which the Company must indemnify Executive under thisSection, the Company will provide Executive (and his heirs, executors, and administrators)least equivalent to the coverage provided to directors and senior executives of the Company.

14.           Reimbursement of Executive’s Expenses to Enforce this Agreement.  The Company will reimburse Executive for all out-of-pocket expenses, including, without limitation, reasonable attorney fees, incurred by Executive in connection with his successful enforcement of the Company’s obligations under this Agreement.  Successful enforcement means the grant of an award of money or the requirement that the Company take some specified action: (i) as a result of court order; or (ii) otherwise following an initial failure of the Company to pay money or take action promptly following receipt of a written demand from Executive stating the reason that the Company must pay money or take action under this Agreement.

15.           Limitation of Benefits under Certain Circumstances.  If the payments and benefits pursuant to Section 12 of this Agreement, either alone or together with other payments and benefits Executive has the right to receive from the Company, would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the payments and benefits pursuant to Section 12 shall be reduced or revised, in the manner determined by Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 12 being non-deductible to the Company pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  The Bank’s independent public accountants will determine any reduction in the payments and benefits to be made pursuant to Section 12; the Company will pay for the accountant’s opinion.  If the Company and/or Executive do not agree with the accountant’s opinion, the Company will pay to Executive the maximum amount of payments and benefits pursuant to Section 12, as selected by Executive, that the opinion indicates have a high probability of not causing any payments and benefits to be non-deductible to the Company and subject to the imposition of the excise tax imposed under Section 4999 of the Code.  The Company may also request, and Executive has the right to demand that the Company request, a ruling from the IRS as to whether the disputed payments and benefits pursuant to Section 12 have such tax consequences.   The Company will promptly prepare and file the request for a ruling from the IRS, but in no event later than thirty (30) days from the date of the accountant’s opinion referred to above.  The request will be subject to Executive’s approval prior to filing; Executive shall not unreasonably withhold his approval.  The Company and Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any IRS rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.  Nothing contained in this Agreement shall result in a reduction of any payments or benefits to which Executive may be entitled upon termination of employment other than pursuant to Section 12 hereof, or a reduction in the payments and benefits specified in Section 12, below zero.

16.           Injunctive Relief.  Upon a breach or threatened breach of Section 11(g) of this Agreement or the prohibitions upon disclosure contained in Section 10(c) of this Agreement, the parties agree that there is no adequate remedy at law for such breach, and the Company shall be entitled to injunctive relief restraining Executive from such breach or threatened breach, but such relief shall not be the exclusive remedy for a breach of this Agreement.  The parties further agree that Executive, without limitation, may seek injunctive relief to enforce the obligations of the Company under this Agreement.

17.           Successors and Assigns.

(a)
This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company.

(b)
Since the Company is contracting for the unique and personal skills of Executive, Executive shall not assign or delegate his rights or duties under this Agreement without first obtaining the written consent of the Company.

18.           No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

19.           Notices.  All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Company at its principal business offices and to Executive at his home address as maintained in the records of the Company.

20.           No Plan Created by this Agreement.  Executive and the Company expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”) or any other law or regulation, and each party expressly waives any right to assert the contrary.  Any assertion in any judicial or administrative filing, hearing, or process that an ERISA plan was created by this Agreement shall be deemed a material breach of this Agreement by the party making the assertion.

21.           Amendments.  No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

22.           Applicable Law.  Except to the extent preempted by federal law, the laws of the Commonwealth of Pennsylvania shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

23.           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any one provision shall not affect the validity or enforceability of the other provision of this Agreement.

24.           Headings.  Headings contained in this Agreement are for convenience of reference only.

25.           Entire Agreement.  This Agreement, together with any modifications subsequently agreed to in writing by the parties, shall constitute the entire agreement among the parties with respect to the foregoing subject matter, other than written agreements applicable to specific plans, programs or arrangements described in Sections 5 and 6.

26.           Source of Payments.  Notwithstanding any provision in this Agreement to the contrary, to the extent payments and benefits, as provided for under this Agreement, are paid or received by Executive under the Employment Agreement in effect between Executive and the Bank, the payments and benefits paid by the Bank will be subtracted from any amount or benefit due simultaneously to Executive under similar provisions of this Agreement.  Payments will be allocated in proportion to the level of activity and the time expended by Executive on activities related to the Company and the Bank, respectively, as determined by the Company and the Bank.

27.          Section 409A of the Code.

(a)
This Agreement is intended to comply with the requirements of Section 409A of the Code, and specifically, with the “short-term deferral exception” under Treasury Regulation Section 1.409A-1(b)(4) and the “separation pay exception” under Treasury Regulation Section 1.409A-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code.  If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on Executive under Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs.  To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with subsection (b) below.  In no event shall Executive, directly or indirectly, designate the calendar year of payment.

(b)
If when separation from service occurs Executive is a “specified employee” within the meaning of Section 409A of the Code, and if the cash severance payment under Section 11(f)(ii) or 12(b) of this Agreement would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available (i.e., the “short-term deferral exception” under Treasury Regulations Section 1.409A-1(b)(4) or the “separation pay exception” under Treasury Section 1.409A-1(b)(9)(iii)), the Bank or the Company will make the maximum severance payment possible in order to comply with an exception from the six month requirement and make any remaining severance payment under Section 11(f)(ii) or 12(b) of this Agreement to Executive in a single lump sum without interest on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

(c)
If (x) under the terms of the applicable policy or policies for the insurance or other benefits specified in Section 11(f)(ii) or 12(b) of this Agreement it is not possible to continue coverage for Executive and his dependents, or (y) when a separation from service occurs Executive is a “specified employee” within the meaning of Section 409A of the Code, and if any of the continued insurance coverage or other benefits specified in Section 11(f)(ii) or 12(b) of this Agreement would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance or other benefit, the Bank or the Company shall pay to Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit (and associated income tax gross-up benefit, if applicable) had Executive’s employment not terminated, assuming continued coverage for 36 months.  The lump-sum payment shall be made thirty (30) days after employment termination or, if Section 27(b) of this Agreement applies, on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

(d)
References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this amended and restated Agreement on December 16, 2008.

ATTEST:	POLONIA BANCORP

/s/ Lynn Lucia	By:	/s/ Paul D. Rutkowski
Witness		For the Entire Board of Directors

WITNESS:	EXECUTIVE

/s/ Lynn Lucia	By:	/s/ Anthony J. Szuszczewicz
Anthony J. Szuszczewicz